Exhibit 4.29

SUPPLEMENTARY AGREEMENT No.3

TO THE ONLINE GAME LICENSE AGREEMENT

Date of Signing: March 7, 2013

Party A: Hangzhou Snow Wolf Software Co., Ltd.

Party B: Shanghai Giant Network Technology Co., Ltd.

WHEREAS,

1.	Party A and Party B entered into The Online Game License Agreement on August 13, 2009 (the “Original Agreement”), agreeing to grant Party B to distribute XT Online game software.

2.	The Parties entered into the Supplementary Agreement to the Online Game License Agreement on December 23, 2009 (the “Supplementary Agreement No.1”), changing the agreement on the proportion of channel cost and discounts on the game points cards.

3.	The Parties entered into the Supplementary Agreement on December 3, 2012 (the “Supplementary Agreement No.2”), confirming the bonus awarded to Party A by Party B and Shanghai Zhengtu Information Technology Co., Ltd., and the assignment of creditor’s rights in the loan.

NOW, after negotiations, Party A and Party B have reached the following supplementary agreement on the basis of the Original Agreement, the Supplementary Agreement No.1 and the Supplementary No.2:

1.	In the Supplementary Agreement No.1, “The computing formula of the Royalty Fee shall be as follows: the Gross Consumption of Game Points*88% (deducting discounts on game point cards, channel costs)*94.5% (deducting business tax) *24% (royalty percentage).”, shall be changed into “The computing formula of the Royalty Fee shall be as follows: the Gross Consumption of Game Points*92.26% (deducting discounts on game point cards, channel costs)*94.35% (deducting business tax) *24% (royalty percentage).”

2.	Due to the change of the game operation condition, the Parties may still change the above computing formula of the Royalty Fee with supplementary agreement in the future.

3.	If the Original Agreement, the Supplementary Agreement No.1 or the Supplementary Agreement No.2 is inconsistent with this Supplementary Agreement, this Supplementary Agreement shall prevail. In all the rest that is not provided by this Supplementary Agreement the Parties shall be governed by the Original Agreement, the Supplementary Agreement No.1 and the Supplementary Agreement No.2.

4.	This Supplementary Agreement is made in two counterparts and shall become effective after signed by both Parties.

Party A (Seal): Hangzhou Snow Wolf Software Co., Ltd.	Party B (Seal): Shanghai Giant Network Technology Co., Ltd.
Representative:	Representative: